Exhibit 99.1

Runway Growth Finance Corp.

Provides Second Quarter 2023 Portfolio Update

•	Completed Four Investments in Existing Portfolio Companies Representing $50.9 Million in Funded Loans

WOODSIDE, Calif., July 11, 2023—Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth” or the “Company”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, today provided an operational and portfolio update for the second quarter ended June 30, 2023.

“Runway Growth continues to be disciplined as we prudently expand our portfolio made up of the latest-stage companies in the industries we know best,” said David Spreng, Founder and CEO of Runway Growth. “Our team has maintained a robust pipeline in the first half of 2023 with ample deal flow across all of our key sectors. In parallel, we have been rigorous in our evaluation efforts, incrementally increasing our credit standards in pursuit of only the highest quality companies given recent industry disruptions. Notably, subsequent to quarter end we completed a $20 million investment in Elevate Services, Inc. (“Elevate”), a global alternative legal services provider that supports law firms by driving efficiencies for superior business outcomes. The investment in Elevate was part of a $40 million co-investment with funds on the Runway platform. Runway Growth will continue to be thoughtful as we assess opportunities and actively manage our portfolio. Both our strong pipeline and ongoing engagement with portfolio companies give us confidence in the venture capital ecosystem. Runway Growth is poised to capitalize on select opportunities in the second half of 2023.”

Originations

In the second quarter of 2023, Runway Growth funded four new investments in existing portfolio companies. These include:

•	Completion of a $15 million follow-on investment to existing portfolio company CloudPay, Inc. (“CloudPay”). CloudPay provides a cloud-based proprietary platform for global payroll and treasury services;
•	Completion of a $20 million follow-on investment to existing portfolio company EBR Systems, Inc. (“EBR Systems”) (ASX: EBR). EBR Systems is a clinical-stage medical device company that has developed the only leadless pacemaker for the left ventricle to assist in cardiac resynchronization therapy (“CRT”);
•	Completion of a $2 million follow-on investment to existing portfolio company Epic IO Technologies, Inc. (“Epic IO”). Epic IO is the global technology holding company for IntelliSite and Broad Sky Networks. Epic IO is focused on wireless connectivity and solutions powered by AI and Internet of Things (IoT) that seek to make customers safer, smarter, and more connected; and
•	Completion of a $13.9 million follow-on investment to Kin Insurance (“Kin”). Kin is a direct-to-consumer homeowner’s insurance business. The company’s end-to-end platform handles all aspects of the business in-house, from lead generation to bind-and-quote/underwriting to claims.

Subsequent to June 30, 2023, Runway Growth completed a $20 million investment to Elevate. Elevate is a global alternative legal services provider and legal process outsourcer that serves members of the Fortune 500 and 60+ global law firms with outsourced consultancy, technology, and managed services. The company has a suite of products and services across several different operating business units including contracts, contract lifetime management and insights, ElevateNext, med legal, ElevateFlex, consulting, and software.

Liquidity Events

During the second quarter ended June 30, 2023, Runway Growth experienced four prepayments totaling $88.7 million and scheduled principal amortization of $2.8 million. The prepayments include:

•	Full principal repayment of senior secured term loan to INRIX, Inc. of $45 million;
•	Full principal repayment of senior secured term loan to Mustang Bio, Inc. (NASDAQ: MBIO) of $30 million;
•	Full principal repayment of senior secured term loan to Revelle Aesthetics, Inc. of $12.5 million; and
•	Partial principal repayment of senior secured term loan to Pivot3, Inc. of $1.2 million.

Portfolio Construction and Management

Runway Growth’s portfolio continues to be concentrated on first lien senior secured loans with a focus on what it believes to be the latest stage, highest quality companies in the venture debt market. Runway Growth continues to deploy an extremely high bar for evaluating investments, in an increasingly lender friendly environment, with its priority being to deliver consistent shareholder value.

As of June 30, 2023, the Runway Growth portfolio included 33 debt investments to 31 portfolio companies and 58 equity investments in 43 portfolio companies, including 25 portfolio companies where Runway Growth holds both a debt and equity investment. Investments were comprised of late and growth-stage businesses in the technology, life sciences and consumer services and products industries. Runway Growth’s normal business operations include frequent communication with portfolio companies.

Runway Growth is a credit-first organization, positioned as a preferred lender in the venture debt space given its consistent and close support for its partners. The Company has proven risk mitigation methods that deliver attractive returns for shareholders, and it remains confident in the durability of its portfolio, which has industry-leading low loss rates. The team continues to see strong demand for its creative financing solutions and will maintain a heightened level of selectivity in the second half of 2023.

About Runway Growth Finance Corp.

Runway Growth is a growing specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. Runway Growth is externally managed by Runway Growth Capital LLC, an established registered investment advisor that was formed in 2015 and led by industry veteran David Spreng. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

IR Contacts:

Stefan Norbom, Prosek Partners, snorbom@prosek.com

Thomas B. Raterman, Chief Financial Officer and Chief Operating Officer, tr@runwaygrowth.com